Exhibit 10.63

EXECUTION VERSION

ROYALTY INTEREST ACQUISITION AGREEMENT

Dated as of December 20, 2016

between

XOMA Corporation and XOMA (US) LLC

and

HealthCare Royalty Partners II, L.P.

TABLE OF CONTENTS

Section 9.09 Headings and Captions	29
Section 9.10 Counterparts; Effectiveness	29
Section 9.11 Severability	29
Section 9.12 Expenses	29
Section 9.13 Governing Law; Jurisdiction.	29
Section 9.14 Waiver of Jury Trial	30

Schedule 3.03
EXHIBITS Exhibit A	––	Form of Assignment
Exhibit B Exhibit C	– –	Form of Protective Rights Agreement Form of Opinion of Counsel

This ROYALTY INTEREST ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2016 by and between XOMA Corporation, a corporation organized under the laws of the State of Delaware (“XOMA”) and XOMA (US) LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”), and HealthCare Royalty Partners II, L.P., a limited partnership organized under the laws of the State of Delaware (“Buyer”).

RECITALS

WHEREAS, Seller (as successor in interest to XOMA Ireland Limited) and Wyeth, a Delaware corporation, or its permitted successor in interest or assignee (the “Licensee”), have entered into that certain License Agreement, effective as of August 18, 2005, a true, correct and complete copy of which, together with all amendments, modifications and supplements thereto, has been previously provided to Buyer (the “License Agreement”);

WHEREAS, pursuant to the License Agreement, subject to the terms and conditions set forth therein, Seller is entitled to receive License Payments; and

WHEREAS, Seller wishes to sell, assign, convey and transfer to Buyer, and Buyer wishes to accept the sale, assignment, conveyance, and transfer from Seller of, the Assigned Rights pursuant to the License Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.01 Definitions.

The following terms, as used herein, shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person, but only for so long as such control exists. As used in this definition, “control” and “controls” mean (i) ownership of 50% or more of the voting interests of such entity or (ii) the power to direct or cause the direction of the general management or actions of such entity.

“Agreement” shall have the meaning given in the preamble hereto.

“Assigned Rights” shall mean (i) the Purchased Interest and the absolute right to payment and receipt thereof under or pursuant to the License Agreement, (ii) any rights of Seller under the License Agreement to receive royalty reports, worksheets, notices and other associated information to the extent related to the Purchased Interest or net sales of any Product, ,(iii) any rights of Seller under the License Agreement to request inspection of or to audit records and accounts available in accordance with the License Agreement, to the extent related to the Purchased Interest, the License Payments or net sales of any Product, and (iv) the right to enforce all rights of Seller under the License Agreement with respect to the License Payments.

“Assignment” shall mean the Assignment pursuant to which Seller shall assign, convey and transfer to Buyer Seller’s rights and interests in and to the Assigned Rights, which Assignment shall be substantially in the form of Exhibit A.

“Bankruptcy Law” shall mean Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Buyer” shall have the meaning given in the preamble hereto.

“Buyer Indemnified Party” shall mean each of Buyer and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents.

“Buyer Transaction Expenses” shall mean the amount of reasonable and documented out-of- pocket fees and expenses incurred by Buyer in connection with the consummation of the transactions contemplated by this Agreement, including reasonable, documented, out-of-pocket fees and expenses incurred in connection with Buyer’s confirmatory due diligence and the Transaction Documents.

“Capital Stock” of any Person shall mean any and all shares, interests, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Claim” shall mean any claim, demand, action or proceeding (including any investigation by any Governmental Authority).

“Closing” shall mean the closing of the transactions contemplated under this Agreement in accordance with Section 7.01.

“Closing Amount” shall mean $6,500,000.

“Closing Date” shall mean the date all of the conditions set forth in ARTICLE VII are fulfilled or waived in writing by the applicable Party, as set forth in such ARTICLE VII.

“Collateral” shall mean the Collateral (as defined in the Protective Rights Agreement).

“Confidential Information” of any Disclosing Party shall mean any and all information, whether communicated orally, by email or in any physical form, including without limitation, financial and all other information furnished by or on behalf of the Disclosing Party to the Receiving Party, together with such portions of analyses, compilations, studies, or other documents, prepared by or for the Receiving Party and its Representatives, which contain or are derived from information provided by Disclosing Party. Without limiting the foregoing, information shall be deemed to be provided by Disclosing Party to the extent it is learned or derived by Receiving Party or Receiving Party’s Representatives (a) from any inspection, examination or other review of books, records, contracts, other documentation or operations of Disclosing Party, (b) from communications with authorized Representatives of Disclosing Party or (c)created, developed, gathered, prepared or otherwise derived by Receiving Party while in discussions with Disclosing Party. However, Confidential Information does not include any information which Receiving Party can demonstrate (i) is or becomes part of the public domain through no fault of Receiving Party or its Representatives, (ii) was known by Receiving Party on a non-confidential basis prior to disclosure, or (iii) was independently developed by Persons who were not given access to the Confidential Information disclosed to Receiving Party by Disclosing Party. For clarity, Confidential Information includes any disclosures and information with respect to the Assigned Rights made by the Licensee pursuant to the License Agreement and provided to Buyer pursuant to this Agreement.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between XOMA and HealthCare Royalty Management, LLC dated as of November 3, 2016.

“Damages” shall mean any loss, assessment, award, claim, charge, cost, expense (including cost and expenses of investigation and reasonable legal fees and expenses of attorneys), fines, judgments, liability, obligation, penalty or set-off.

“Deposit Account” shall mean an account established, controlled and maintained by Buyer as the account into which all License Payments that are or become payable shall be deposited by the Licensee. As of the Closing Date, the “Deposit Account” shall be:

Bank Name:  Silicon Valley Bank

Bank Address:  3003 Tasman Drive, Santa Clara, CA

ABA #:  121-140-399

Account #: 3301301694

Account Name:  HealthCare Royalty Partners II, L.P.

Reference: XOMA

“Disclosing Party” shall mean, with respect to any Confidential Information, the Party disclosing the Confidential Information to another Party.

“Dispute” shall mean any opposition, interference proceeding, reexamination proceeding, cancellation proceeding, re-issue proceeding, invalidation proceeding, inter parties review proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, investigation, decree, or any other dispute, disagreement, or claim.

“Economic Commencement Date” shall mean January 1, 2017.

“Excluded Liabilities and Obligations” shall mean each liability or obligation of Seller or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown, and whether under the License Agreement or any other Transaction Document or otherwise.

“Expense Reimbursement Amount” shall mean the lesser of (i) $200,000 and (ii) the Buyer Transaction Expenses.

“Exploit” shall mean, with respect to any Product, the manufacture, use (including development and testing), sale, offer for sale (including marketing and promotion), importation, distribution or other commercialization; and “Exploitation” shall have the correlative meaning.

“Fiscal Quarter” shall mean a calendar quarter.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local, or any other government authority in any country.

“Indemnified Expenses” shall mean collectively, all Losses with respect to which Seller is obligated to indemnify any party pursuant to Section 9.04(a) or XOMA is obligated to indemnify any party pursuant to Section 9.04(b).

“Insolvency Event” shall mean the occurrence of any of the following with respect to any XOMA Entity:

(a)an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of such XOMA Entity or any Subsidiary, or of a substantial part of the property of such XOMA Entity or any Subsidiary, under any Bankruptcy Law now or hereafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such XOMA Entity or any Subsidiary or for a substantial part of the property of such XOMA Entity or any Subsidiary, (iii) the winding- up or liquidation of such XOMA Entity or any Subsidiary, which proceeding or petition shall continue undismissed for 90 calendar days or (iv) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered; or

(b)such XOMA Entity shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (ii) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such XOMA Entity or for a substantial part of the property of such XOMA Entity, (iii) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (a) of this definition, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (a) of this definition, (v) make a general assignment for the benefit of creditors or (vi) wind up or liquidate (except as permitted under this Agreement); or

(c)such XOMA Entity shall take any action in furtherance of or for the purpose of effecting the foregoing; or

(d)such XOMA Entity shall admit in writing its inability, or fail generally, to pay its debts as they become due.

“Intellectual Property” shall mean patents, patent applications, copyrights, trademarks, trade secrets, and any legally protectable information, including computer software, technical information, non- patentable inventions, developments, discoveries, know-how, methods, techniques, formulae, algorithms, data, processes and other proprietary ideas (whether or not patentable or copyrightable) and biological materials, including, without limitation, vectors, antibodies and cells.

“Knowledge” shall mean, with respect to any XOMA Entity and any particular matter, the actual knowledge, after due inquiry, of Senior Management relating to such particular matter.

“Licensee” shall have the meaning given in the Recitals hereto.

“License Agreement” shall have the meaning given in the Recitals hereto.

“License Payments” shall mean (a) all amounts paid or payable to Seller under, arising out of or otherwise related to the License Agreement, whether in respect of or based on net sales of products, upon achievement of regulatory, clinical or other milestones or events, as annual or other maintenance fees or otherwise pursuant to the License Agreement, in each case from and after the Economic Commencement Date, plus (b) all Other Payments, but excluding (c) Reimbursement Payments.

“License Termination” shall mean the date on which the last to expire of Buyer’s rights to receive any License Payment in respect of the License Agreement expires in accordance with the terms of the License Agreement.

“Liens” shall mean any lien, hypothecation, charge, security agreement, security interest, mortgage, pledge or any other encumbrance, right or claim of any Person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non- contingent, material or non-material, known or unknown.

“Losses” shall mean collectively, direct Damages and the actual, documented out-of-pocket costs, fees and expenses (including reasonable expenses of investigation and reasonable legal fees and expenses of a single law firm), in any such case arising out of or relating to any claim, action, suit or proceeding commenced or threatened by any Person or entity (including a Governmental Authority), other than Seller or Buyer or any of Buyer’s Affiliates, officers, directors, agents or other representatives, and relating to the activities or matters contemplated by this Agreement, but specifically excluding all Lost Profits and punitive damages.

“Lost Profits” shall mean collectively, any and all claims, damages and losses in respect of loss of profits and other consequential damages, including without limitation indirect damages, special damages, incidental damages and exemplary damages.

“Material Adverse Effect” shall mean (a) a material adverse effect on the ability of Seller to perform any of its obligations hereunder or under the other Transaction Documents, (b) a material adverse effect on the Purchased Interest or other Assigned Rights or Buyer’s rights therein, including, without limitation, any material adverse effect on the amount, timing or duration of any License Payments, or (c) a material breach by Seller of any obligation owing by Seller to the Licensee under the License Agreement as a result of which the Licensee may (i) materially reduce or eliminate the amount of the License Payments (whether directly or indirectly, including, without limitation, by  counterclaim  or setoff), or (ii) terminate the License Agreement prior to the License Termination.

“Other Payments” shall mean (a) any sums accrued, paid or due, other than License Payments, that are (i) in lieu of or in respect of the License Payments; (ii) in satisfaction of the obligation to pay the License Payments; or (iii) indemnity payments, recoveries, damages, settlement or other amounts to which Seller is or may become entitled to pursuant to or in connection with the License Agreement or any item of Intellectual Property licensed thereunder, whether based on actual or alleged infringement, breach, re-licensing or otherwise, in each case described in this clause (iii) to the extent such infringement, breach, default or re-licensing has resulted or would result in a reduction in, or such payment is made in lieu of, License Payments described in clause (a) of the definition thereof, but in any event net of any costs and expenses incurred by a XOMA Entity in connection therewith; and (b) the rights of Buyer to Indemnified Expenses pursuant to and in accordance with the terms and conditions of this Agreement.

“Party” shall mean any XOMA Entity or Buyer, as the context indicates, and “Parties” shall mean the XOMA Entities and Buyer.

“Person” shall mean an individual, corporation, partnership, limited liability company, limited partnership, association, trust or other entity or organization, but not including any Governmental Authority.

“Product” shall mean any Product (as defined in the License Agreement).

“Protective Rights Agreement” shall mean the Protective Rights Agreement by and between Seller and Buyer of even date herewith, which Protective Rights Agreement shall be substantially in the form of Exhibit B. For the avoidance of doubt, the Protective Rights Agreement is not intended to derogate from the validity of the absolute assignment of the Assigned Rights, as contemplated by this Agreement and as evidenced by the Assignment, but is being executed and delivered solely to protect Buyer’s interests to the extent such assignment becomes subject to a Recharacterization despite the Parties’ intentions.

“Provided Know-How” shall have the meaning given in Section 3.11(b) hereof.

“Purchased Interest” shall mean an undivided 100% interest in Seller’s contract rights under the License Agreement to receive License Payments paid, payable, arising or received on or after the Economic Commencement Date.

“Purchased Interest Payment” shall mean any payment in respect of the Purchased Interest.

“Receiving Party” shall mean, with respect to any Confidential Information, the Party receiving the Confidential Information from another Party.

“Recharacterization” shall mean a judgment or order by a court of competent jurisdiction that Seller’s right, title and interest in, to and under the License Agreement and the Assigned Rights were not fully sold, assigned and transferred to Buyer pursuant to, as contemplated by, and subject to the provisions of this Agreement and the Assignment, but instead that such transaction(s) constituted a loan and security device.

“Reimbursement Payments” shall mean indemnity payments to the XOMA Entities and their Affiliates under the License Agreement comprising Damages in respect of third party claims against the XOMA Entities, in each case owed to a XOMA Entity pursuant to the express provisions of the License Agreement.

“Representative” shall mean, with respect to any Person, directors, officers, employees, agents, and advisors.

“Seller” shall have the meaning given in the preamble hereto.

“Seller Indemnified Party” shall mean each XOMA Entity and each of their respective Affiliates and any of their respective partners, directors, managers, officers, employees and agents.

“Senior Management” shall mean the following officers of XOMA or any other XOMA Entity or any other officer, director, manager or internal counsel that has a similar position or has similar responsibilities, powers or duties, regardless of title: Chairman of the Board; Chief Executive Officer; Chief Operating Officer; Chief Scientific Officer; Chief Financial Officer; Senior Director of Intellectual Property; and Senior Corporate Counsel and Secretary.

“Subsidiary” shall mean, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding Voting Stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.

“Third Party” shall mean any Person other than Seller or Buyer or their respective Affiliates.

“Transaction Documents” shall mean, collectively, this Agreement, the Assignment and the Protective Rights Agreement.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“United States Person” shall mean a person as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

“Voting Stock” shall mean Capital Stock issued by a company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

“XOMA” shall have the meaning given in the preamble hereto.

“XOMA Entity” shall mean one or more of XOMA and Seller, as the context indicates.

Section 1.02 Currency. Unless otherwise specified, all references to monetary amounts in this Agreement are references to the lawful currency of the United States.

Article II

SALE AND ASSIGNMENT

Section 2.01 Sale and Assignment.

(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, free and clear of all Liens (other than any Liens in favor of Buyer) and subject to the conditions set forth in ARTICLE VII and the other provisions of this Agreement, all of Seller’s right, title and interest in, to and under the Assigned Rights, and Buyer shall accept such sale, assignment, transfer and conveyance from Seller. Such sale, assignment, transfer and conveyance shall be evidenced by the execution and delivery of the Assignment by Seller in accordance with Section 7.02.

(b)Notwithstanding anything to the contrary contained in this Agreement, the sale, assignment, transfer and conveyance to Buyer of the Assigned Rights pursuant to this Agreement shall not subject Buyer to, or transfer, affect or modify, any obligation or liability of Seller under the License Agreement.

(c)Seller and Buyer intend and agree that the sale, assignment, transfer and conveyance of the Assigned Rights under this Agreement shall be, and is, a true sale by Seller to Buyer that is absolute and irrevocable and that provides Buyer with the full benefits of ownership of the Assigned Rights, and neither Seller nor Buyer intends the transactions contemplated hereunder to be, or for any purpose characterized as, a financing transaction, borrowing or loan from Buyer to Seller or entitle Buyer to any other rights or interests except as expressly set forth in this Agreement. Accordingly, Seller and Buyer will treat the sale, assignment, transfer and conveyance of the Assigned Rights as sales of “accounts” or a “payment intangible” (as appropriate) in accordance with the UCC, and Seller hereby authorizes Buyer or its designee(s), from and after the Closing, to execute, record and file such financing statements (and continuation statements with respect to such financing statements when applicable) naming Seller as the seller and Buyer as the purchaser of the Assigned Rights, as may be necessary to perfect such sale. Seller waives any right to contest or otherwise assert that this Agreement is anything other than a true sale by Seller to Buyer under applicable law, which waiver shall be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller.

Section 2.02 Purchased Interest Payments.

(a)Seller agrees and will use all commercially reasonable efforts to ensure (including taking such actions as Buyer shall reasonably request) that the Licensee remits all Purchased Interest Payments the Licensee is required to pay to Seller under the License Agreement directly to the Deposit Account.

(b)As a condition to Closing, Seller shall instruct the Licensee to (i) remit all Purchased Interest Payments into the Deposit Account pursuant and subject to Section 6.11 and (ii) furnish all milestone, royalty and similar payment reports required under the License Agreement to Buyer at an address specified by Buyer.

Section 2.03 Payments to Seller; Sales Milestones.

(a)Subject to the terms and conditions set forth herein, at the Closing, Buyer shall pay Seller the difference of (i) the Closing Amount minus (ii) the Expense Reimbursement Amount by wire transfer of immediately available funds as directed by Seller.

(b)In addition to the payment at the Closing referred to in Section 2.03(a), Buyer shall pay Seller the sales milestone payments in the respective amounts set forth in the table below in the event that Net Sales (as defined in the License Agreement) of the product known as Trumenba® for any calendar year set forth in the table below (but only for such calendar year) exceeds the threshold amount thereof set forth opposite such calendar year in the table below:

Calendar Year	Net Sales Threshold Amount	Sales Milestone Payment Amount
2017	$240,000,000	$1,000,000
2018	$335,000,000	$1,000,000
2019	$415,000,000	$2,000,000

If the quarterly royalty reports provided by the Licensee pursuant to Section 3.6 of the License Agreement for the four Fiscal Quarters of a particular calendar year indicate that Net Sales of the product known as Trumenba® for such calendar year exceeded the Net Sales threshold amount for such calendar year as set forth in the table above, Buyer shall pay Seller the corresponding sales milestone payment amount no later than the end of the Fiscal Quarter immediately following such calendar year, unless any of such quarterly royalty reports for such calendar year have not been received by Buyer within sixty days after the end of such calendar year (in which case the period for such payment shall be appropriately extended).

Section 2.04 No Assumption.

Notwithstanding any provision in this Agreement or any other Transaction Document or writing to the contrary, Buyer is accepting the purchase and assignment of only the Assigned Rights and is not assuming any Excluded Liabilities and Obligations. All Excluded Liabilities and Obligations shall be retained by and remain obligations and liabilities solely of Seller or its Affiliates.

Section 2.05 Excluded Assets.

Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer does not, by purchase, acquisition or acceptance of the rights granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Seller under the License Agreement, other than the Assigned Rights, or any other assets or rights of Seller.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the following representations are true, correct and complete as of the date of this Agreement and as of the Closing Date, except as otherwise indicated:

Section 3.01 Organization.

Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Seller has all limited liability company powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents and the License Agreement.

Section 3.02 Authorizations; Enforceability.

(a)Seller has all necessary limited liability company power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.

(b)Once signed, the Transaction Documents will have been duly authorized, executed and delivered by Seller and each Transaction Document will then constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03 Litigation.

There are no (i) Disputes pending or, to the Knowledge of Seller, threatened against Seller, or to the Knowledge of Seller and except as set forth in Schedule 3.03 attached hereto, Disputes pending or threatened against the Licensee, or (ii) to the Knowledge of Seller, inquiries of any Governmental Authority pending or threatened against Seller or the Licensee, which, in each instance of clauses (i) and (ii), if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 3.04 Compliance with Laws.

Seller (i) is not in violation of, has not violated, and is not under investigation with respect to, and (ii) has not been threatened to be, charged with or been given written notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by, any Governmental Authority which, in the case of either clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

Section 3.05 Conflicts; Consents.

(a)Neither the execution and delivery by Seller of any of the Transaction Documents nor the performance or consummation of the transactions contemplated thereby (including, without limitation, the assignment to Buyer of the Assigned Rights) to be performed or consummated by Seller will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, in any case, applicable to the Purchased Interest or the Collateral; or (B) any material contract, agreement, commitment or instrument to which Seller is a party or by which any of the Collateral is bound or committed; (ii) except for the filing of the UCC-1 financing statements required hereunder (or under the Protective Rights Agreement) and notices contemplated by the Transaction Documents, require any notification to, filing with, or consent of, any Person or Governmental Authority; (iii) give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any other Person as such right or obligation relates to the Purchased Interest, the Purchased Interest Payments or any of the other Collateral or to a loss of any benefit relating to the Purchased Interest, the Purchased Interest Payments or any of the other Collateral; or (iv) result in the creation or imposition of any Lien on any the Purchased Interest, the Purchased Interest Payments or any of the other Collateral, other than in favor of Buyer pursuant to the Protective Rights Agreement.

(b)Except pursuant to the Transaction Documents, Seller has neither granted nor agreed to grant to any Person other than Buyer, nor does there exist, any Lien granted by Seller on the Purchased Interest or any other Collateral other than pursuant to the Protective Rights Agreement.

(c)Neither Seller nor any of its property is subject (i) to any judgment, order, writ or decree of any Governmental Authority or (ii) to any contract, agreement, commitment or instrument, which, in either case of clause (i) or clause (ii), the violation or breach of which by Seller could reasonably be expected to have a Material Adverse Effect.

Section 3.06 Ownership.

Immediately prior to the assignment thereof to Buyer pursuant to this Agreement, Seller owns, and is the sole holder of all of the Assigned Rights, free and clear of any and all Liens (other than any Liens in favor of Buyer). Seller has not transferred, sold, conveyed, assigned, or otherwise disposed of, or agreed to transfer, sell, convey, assign, or otherwise dispose of any portion of the License Agreement and/or the Assigned Rights other than as contemplated by this Agreement. Upon delivery to Buyer of the executed Assignment, no Person other than Buyer shall have any right to receive the Purchased Interest. Upon delivery to Buyer of the executed Assignment, Seller shall have sold, transferred, conveyed and assigned to Buyer all of Seller’s right, title and interest in the Assigned Rights, free and clear of any Liens (other than any Liens in favor of Buyer), but subject to the further provisions of this Agreement.

Section 3.07 Subordination.

Seller has not agreed to any contractual subordination of the License Payments to the rights of any creditor of the Licensee or any other Person.

Section 3.08 License Agreement.

(a)Seller has been provided a true, correct and complete copy of the License Agreement including all amendments, waivers, consents and other modifications thereto currently in effect. The License Agreement constitutes the only applicable agreement (other than the Transaction Documents) to which Seller is a party regarding the License Payments. To the Knowledge of Seller, there are no unpaid License Payments that have become due, and none are expected to become overdue, as of the Closing Date.

(b)Seller is not in breach of the License Agreement (other than immaterial breaches previously disclosed to Buyer) and, to the Knowledge of Seller, no circumstances or grounds exist that would give rise (i) to a claim by the Licensee of a breach by any XOMA Entity of the License Agreement, or (ii) to a right of the Licensee to require rescission, termination or revision of the License Agreement or (other than the crediting of annual maintenance fees against milestones and royalties as expressly set forth in the License Agreement) setoff against the License Payments. Seller has no material unfulfilled obligations in respect of the License Agreement or the Assigned Rights that were required to be fulfilled on or prior to the date of this Agreement.

(c)To the Knowledge of Seller, the Licensee is not in breach of or in default under the License Agreement.

(d)To the Knowledge of Seller, no circumstance or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of the Assigned Rights including with respect to Seller’s right to payments made in respect of License Payments.

(e)The License Agreement is valid and binding on Seller in accordance with its terms and, to the Knowledge of Seller, the License Agreement is valid and binding on each of the other parties thereto in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally or general equitable principles, and is in full force and effect.

(f)Seller has not:

(i)forgiven, released, delayed, postponed or compromised any payment in respect the License Payments;

(ii)except as set forth in the data room and made available to Buyer prior to the date hereof, amended, modified, restated, cancelled, supplemented, terminated or waived any provision of the License Agreement including the Assigned Rights,  or granted any consent thereunder, or agreed to do any of the foregoing;

(iii)exercised any right of rescission, offset, counterclaim or defense, upon or with respect to the Assigned Rights or the Collateral, or agreed to do or suffer to exist any of the foregoing;

(iv)sold, leased, pledged, licensed, transferred or assigned (or attempted to do any of the foregoing) all or any portion of the Assigned Rights and/or the License Agreement, except in favor of Buyer pursuant to the Transaction Documents; or

(v)received any advance payments on any of the License Payments.

(vi)

(g)Seller  has  not  been  released  from  any  of  its  obligations  under  the  License Agreement

(h)Seller has not received any written notice from the Licensee that the Licensee has granted any sublicense of Seller or the Licensee’s rights under the License Agreement. Seller has not received any written notice and has no Knowledge (i) of the Licensee’s intention to terminate, amend or restate the License Agreement, in whole or in part, (ii) of the Licensee’s or any other Person’s or Governmental Authority’s (where applicable) intention to challenge the validity or enforceability of the License Agreement or the obligation of the Licensee to pay the License Payments or other monetary payments under such License Agreement, or (iii) that the Licensee is in default of any of its obligations under the License Agreement. Seller has no intention of terminating, amending or restating the License Agreement and has not given the Licensee notice of termination (or request to amend or restate any provision) of the License Agreement, in whole or in part.

Section 3.09 Broker’s Fees.

Except for a pending Engagement Letter with Torreya Capital, Seller has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents. Any payments or other consideration of any kind paid, payable, due or owing to Torreya Capital or any other Person pursuant to such Engagement Letter shall be the sole and exclusive responsibility of Seller and/or XOMA and not, in any event or in any respect, Buyer.

Section 3.10 Solvency; No Material Adverse Effect.

Upon consummation of the transactions contemplated by the Transaction Documents, (a) the fair saleable value of Seller’s assets will be greater than the sum of its debts and other obligations, including contingent liabilities, and (b) the present fair saleable value of Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured. No Insolvency Event has occurred regarding Seller. To the Knowledge of Seller, no event has occurred and no condition exists that could reasonably be expected to have a Material Adverse Effect.

Section 3.11 Intellectual Property Matters.

(a)To the Knowledge of Seller, all of the representations and warranties given by any XOMA Entity or any past or present Affiliate of a XOMA Entity, or any predecessor in interest of any thereof, in the License Agreement relating to the Intellectual Property underlying the License Agreement were true and correct as of the date given.

(b)To the Knowledge of Seller, the product known as Trumenba® was developed using and is produced using the Know-How (as defined in the License Agreement) provided to the Licensee pursuant to the License Agreement (the “Provided Know-How”). The Provided Know-How was and is owned exclusively by the licensor under the License Agreement.

Section 3.12 Exploitation.

To the Knowledge of Seller, the Licensee is not considering ceasing to Exploit the product known as Trumenba®.

Section 3.13 Taxes.

All License Payments received by any XOMA Entity prior to the Closing Date have been made without any deduction or withholding for or on account of any tax.

Section 3.14 No Set-Offs; No Material Liabilities.

(a)Except as expressly set forth in the License Agreement, the Licensee has no right of set-off under any contract or other agreement against the License Payments or other  monetary payments on account of the Purchased Interest payable to Seller under the License Agreement. The Licensee has not exercised, and, to Seller’s Knowledge, Licensee has not had the right to exercise any set- off against the License Payments or other monetary payments on account of the Purchased Interest payable to Seller under the License Agreement, other than the crediting of annual maintenance fees against milestones and royalties as expressly set forth in the License Agreement.

(b)Except as expressly set forth in the License Agreement, there are no material liabilities of Seller or its Affiliates related to the Purchased Interest, the License Payments or the License Agreement of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition or set of circumstances which could reasonably be expected to result in any such liability. Without limiting the generality of the foregoing, to the Knowledge of Seller, there have been no serious, adverse events, or other events or circumstances suggesting a significant hazard to humans, with respect to any Product in development as of the date of this Agreement except, with respect to the product known as Trumenba®, as may be set forth on the approved product label and packaging.

Article IV

REPRESENTATIONS AND WARRANTIES OF XOMA

XOMA hereby represents and warrants to Buyer that the following representations are true, correct and complete as of the date of this Agreement and as of the Closing Date, except as otherwise indicated:

Section 4.01 Organization.

XOMA is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. XOMA has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents and the License Agreement.

Section 4.02 Authorizations; Enforceability.

(a)XOMA has all necessary corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.

(b)Once signed, the Transaction Documents will have been duly authorized, executed and delivered by XOMA and each Transaction Document will then constitute the valid and binding obligation of XOMA, enforceable against XOMA in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03 Conflicts; Consents.

(a)Neither the execution and delivery by XOMA of any of the Transaction Documents nor the performance or consummation of the transactions contemplated thereby (including, without limitation, the assignment to Buyer of the Purchased Interest) to be performed or consummated by XOMA will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, in any case, applicable to the Purchased Interest or the Collateral; or (B) any material contract, agreement, commitment or instrument to which XOMA is a party or by which any of the Collateral is bound or committed; (ii) except for the filing of the UCC-1 financing statements required hereunder (or under the Protective Rights Agreement) and notices contemplated by the Transaction Documents, require any notification to, filing with, or consent of, any Person or Governmental Authority; (iii) give rise to any right of termination, cancellation or acceleration of any right or obligation of XOMA or any other Person as such right or obligation relates to the Purchased Interest, the Purchased Interest Payments or any of the other Collateral or to a loss of any benefit relating to the Purchased Interest, the Purchased Interest Payments or any of the other Collateral; or (iv) result in the creation or imposition of any Lien on any the Purchased Interest, the Purchased Interest Payments or any of the other Collateral, other than in favor of Buyer pursuant to the Protective Rights Agreement.

(b)Except pursuant to the Transaction Documents, XOMA has not granted or agreed to grant to any Person other than Buyer, nor does there exist, any Lien granted by XOMA on the Purchased Interest or any other Collateral other than pursuant to the Protective Rights Agreement.

(c)Neither XOMA nor any of its property is subject (i) to any judgment, order, writ or decree of any Governmental Authority or (ii) to any contract, agreement, commitment or instrument, which, in either case of clause (i) or clause (ii), the violation or breach of which by XOMA could reasonably be expected to have a Material Adverse Effect.

Section 4.04 Broker’s Fees.

Except for a pending Engagement Letter with Torreya Capital, XOMA has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents. Any payments or other consideration of any kind paid, payable, due or owing to Torreya Capital or any other Person pursuant to such Engagement Letter shall be the sole and exclusive responsibility of Seller and/or XOMA and not, in any event or in any respect, Buyer.

Section 4.05 Intellectual Property Matters.

(a)To the Knowledge of XOMA, all of the representations and warranties given by any XOMA Entity or any past or present Affiliate of a XOMA Entity, or any predecessor in interest of any thereof, in the License Agreement relating to the Intellectual Property underlying such License Agreement were true and correct as of the date given.

(b)To the Knowledge of Seller, the product known as Trumenba® was developed using and is produced using the Provided Know-How. The Provided Know-How (as defined in the License Agreement) provided to the Licensee pursuant to the License Agreement was and is owned exclusively by the licensor under the License Agreement.

Section 4.06 Taxes.

All License Payments received by any XOMA Entity prior to the Closing Date have been made without any deduction or withholding for or on account of any tax.

Section 4.07 Material Inducement.

Each of the Parties hereby acknowledges that the representations, warranties and covenants of XOMA to Buyer set forth in this Agreement are, collectively, a material inducement to Buyer to enter into and consummate the transactions contemplated by this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following representations are true, correct and complete as of the date of this Agreement and as of the Closing Date, except as otherwise indicated:

Section 5.01 Organization.

Buyer is a limited partnership formed and validly existing under the laws of the State of Delaware, and has all limited partnership powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents.

Section 5.02 Authorization.

Buyer has all necessary limited partnership power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. Once signed, the Transaction Documents will have been duly authorized, executed and delivered by Buyer and each Transaction Document will then constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 5.03 Broker’s Fees.

None of Buyer or its Affiliates has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 5.04 Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects, any provisions of: (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Buyer or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which Buyer is a party or by which Buyer or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of Buyer; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.

Article VI

COVENANTS

During the term of this Agreement, the following covenants shall apply: Section 6.01 Consents and Waivers.

Seller and Buyer shall use commercially reasonable efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of the License Agreement.

Section 6.02 Compliance.

Seller and XOMA shall comply with and fulfill, in all material respects, all of their respective obligations under the License Agreement.

Section 6.03 Confidentiality; Public Announcement.

(a)Except as expressly authorized in this Agreement or the other Transaction Documents or except with the prior written consent of the Disclosing Party, the Receiving Party hereby agrees that (i) it will, and will cause its Representatives to, use the Confidential Information of the Disclosing Party solely for the purpose of the transactions contemplated by this Agreement and the other Transaction Documents and exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) it will, and will cause its Representatives to, keep confidential the Confidential Information of the Disclosing Party; and (iii) it will not, and will ensure that its Representatives will not, furnish or disclose to any Person any Confidential Information of the Disclosing Party.

(b)Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the Receiving Party may, without the consent of the Disclosing Party, but with prior written notice when permissible to the Disclosing Party and subject to compliance with any confidentiality obligations applicable to the relevant Confidential Information under the License Agreement, furnish or disclose Confidential Information of the Disclosing Party to the Receiving Party’s Affiliates and its and their respective Representatives, actual or potential financing sources, underwriters, investment bankers, rating agencies, investors or co-investors and permitted assignees, buyers, transferees or successors-in-interest under Section 9.03, in each such case, who need to know such information in order to provide or evaluate the provision of financing to the Receiving Party or any of its Affiliates or to assist the Receiving Party in evaluating the transactions contemplated by this Agreement and the other Transaction Documents, in connection with such actual or potential assignment, sale or transfer, or in exercising its rights and remedies and performing its obligations hereunder and thereunder and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 6.03 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 6.03.

(c)In the event that the Receiving Party, its Affiliates or any of their respective Representatives is required by applicable law, applicable stock exchange requirements or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that the Disclosing Party may seek, at its expense, a protective order or other appropriate remedy (and, if the Disclosing Party seeks such an order, the Receiving Party, such Affiliates or such Representatives, as the case may be, shall provide, at their expense, such cooperation as such Disclosing Party shall reasonably require). Subject to the foregoing, the Receiving Party, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that is legally required to be disclosed; provided, however, that the Receiving Party, such Affiliates or such Representatives, as the case may be, shall exercise reasonable efforts (at their expense) to preserve the confidentiality of the Confidential Information of the Disclosing Party, including by obtaining reliable assurance that confidential treatment will be accorded any such Confidential Information disclosed. Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, in the event that the Receiving Party or any of its Affiliates receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of this Agreement or any of the other Transaction Documents, the Receiving Party or such Affiliate, as the case may be, may provide a copy hereof or thereof to such tax authority representative without advance notice to, or the consent of, the Disclosing Party; provided, however, that the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party with written notice of such disclosure as soon as practicable.

(d)Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, (i) the Receiving Party may disclose the Confidential Information of the Disclosing Party, including this Agreement, the other Transaction Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect the Receiving Party’s rights hereunder or thereunder, and (ii) the XOMA Entities may disclose the Transaction Documents in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

(e)No Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), issue any press release with respect to the transactions contemplated by this Agreement or any other Transaction Document, unless the Party proposing (or whose Affiliate proposes) to issue such press release uses commercially reasonable efforts to consult in good faith with the other Parties regarding the form and content thereof before issuing such press release.

(f)Except with respect to Buyer’s internal communications or private communications with its Representatives, Buyer shall not, and shall cause its Representatives, its Affiliates and its Affiliates’ Representatives not to make use of the name, nickname, trademark, logo, service mark, trade dress or other name, term, mark or symbol identifying or associated with Seller without Seller’s prior written consent to the specific use in question; provided that the consent of Seller shall not be required with respect to publication of Seller’s name and logos in Buyer’s promotional materials, including without limitation the websites for Buyer and its Affiliates consistent with its use of other similarly situated Third Parties’ names and logos.

(g)In addition to the terms of this Section 6.03, Buyer also acknowledges that any Confidential Information (as defined in the License Agreement) it receives shall be subject to the applicable confidentiality provisions contained in the License Agreement to the same extent that such Confidential Information would be subject to such confidentiality provisions if received by any XOMA Entity, and that Buyer shall be bound by such confidentiality provisions.

(h)Buyer and XOMA hereby (i) agree that, notwithstanding the terms thereof, the Confidentiality Agreement is hereby terminated and (ii) acknowledge that this Agreement shall supersede such Confidentiality Agreement with respect to the treatment of Confidential Information by the Parties (including, without limitation, with regard to Confidential Information previously provided pursuant to such Confidentiality Agreement).

Section 6.04 Protective Rights Agreement.

For protective purposes only and to secure Seller’s performance of its obligations hereunder to the extent the assignment hereunder, as evidenced by the Assignment, becomes subject to a Recharacterization despite the Parties’ intentions, Seller shall execute and deliver the Protective Rights Agreement at the Closing as contemplated by Section 7.02(d).

Section 6.05 Further Assurances.

(a)Subject to the terms and conditions of this Agreement, each of Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement and any other Transaction Document. Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings, other documents, certificates or agreements requested by Buyer) and to take such other actions as may be reasonably necessary to carry out and effectuate all of the provisions of this Agreement and any other Transaction Document, to consummate the transactions contemplated by this Agreement and any other Transaction Document and to vest in Buyer all of Seller’s rights (whether joint, several or joint and several) under the License Agreement, including, without limitation, the Assigned Rights, free and clear of all Liens, except those Liens created in favor of Buyer pursuant to the Protective Rights Agreement and subject to the further provisions of this Agreement and Liens incurred by Buyer.

(b)Except for disputes between one or more of the XOMA Entities, on the one hand, and Buyer, on the other hand, each of the Parties shall cooperate and provide assistance as reasonably requested by the other Parties (and at no expense to the requesting Party unless the requesting Party is obligated to indemnify the other Parties pursuant to the requesting Party’s indemnification obligations provided for in this Agreement) in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any Party or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement or any other Transaction Document, and the Assigned Rights, the License Agreement, the Collateral, or the transactions described herein or therein.  In particular, without limitation, Seller shall, upon request of Buyer, be available and fully cooperate with and support Buyer free of charge in connection with the enforcement of the Assigned Rights under the License Agreement.

Section 6.06 Notice by Seller.

(a)Seller shall provide Buyer with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:

(i)any breach or default by any XOMA Entity of any covenant, agreement or other provision of this Agreement or any other Transaction Document;

(ii)any representation or warranty made or deemed made by any XOMA Entity in any of the Transaction Documents or in any certificate delivered to Buyer pursuant to any Transaction Documents shall prove to be untrue, incorrect or incomplete in any material respect on the date as of which made or deemed made;

(iii)the occurrence of an Insolvency Event with respect to any XOMA Entity or the occurrence of any equivalent event with respect to the Licensee;

(iv)the occurrence of any event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(v)any breach or default by the Licensee under the License Agreement; and

(vi)any written notice, report (including without limitation royalty reports and worksheets) or other written communication, together with copies of the same, received from or on behalf of Licensee with respect to the Purchased Interest, any of the other Assigned Rights or the License Agreement.

(b)In the event any oral communication is received by Seller from the Licensee the substance of which could reasonably be expected to have a Material Adverse Effect, Seller shall promptly inform Buyer of such oral communication and provide a reasonable description of such oral communication.

Section 6.07 Enforcement of and Disputes Under License Agreement.

(a)In the event (i) the Licensee is in breach or default of an obligation or restriction under the License Agreement in a manner that is reasonably likely to adversely affect the License Payments, the Purchased Interest or the Assigned Rights or (ii) of any dispute arising under the License Agreement between Seller and/or Buyer, on the one hand, and the Licensee, on the other hand, that relates to or is reasonably likely to adversely affect the License Payments, the Purchased Interest or the Assigned Rights, Seller or Buyer, as applicable, shall inform the other Parties of such breach, default or dispute and shall provide reasonable detail regarding the nature of such breach, default or dispute. Seller and Buyer shall consult with each other regarding such breaches, defaults and disputes and as to the timing, manner and conduct of any enforcement of Licensee’s obligations or restrictions under the License Agreement or other means of dispute resolution relating thereto. If after ten (10) Business Days the Parties cannot agree on the timing, manner and conduct of such enforcement or means of dispute resolution, then Seller shall take such actions as Buyer shall request to enforce the Licensee’s obligations and restrictions under the License Agreement and/or to resolve such dispute, as applicable.

(b)Buyer shall have the sole right to determine the timing, manner and conduct of any enforcement of the Licensee’s obligations or restrictions under the License Agreement or means of dispute resolution as described in Section 6.07(a) above, including, without limitation, the selection of any counsel to assist in such enforcement or dispute resolution and the commencement of any legal action or suit, and upon Buyer’s request, Seller shall cooperate with Buyer to enforce and shall assist Buyer in enforcing compliance by the Licensee with the relevant provisions of the License Agreement and the exercise of such rights and remedies relating to such breach or default or alleged breach or default as shall be available to Seller or Buyer and as directed by Buyer, whether under the License Agreement or by operation of applicable law, including bringing (to the extent Seller is entitled to so bring), or joining in, any legal action or suit requested or commenced by Buyer. Seller shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to such enforcement of the License Agreement against the Licensee without the prior written consent of Buyer.

(c)All reasonable and documented out-of-pocket costs and expenses (including reasonable and documented counsel fees and expenses for one counsel per jurisdiction) incurred in connection with any enforcement or dispute resolution efforts pursuant to this Section 6.07 shall be borne by Seller, provided that any amounts recovered as a result of any judgment or other monetary award or settlement in respect of an action brought or settlement reached pursuant to this Section 6.07 shall be first applied to reimburse Seller and/or XOMA for its costs incurred in connection therewith and the remainder, if any, shall then be treated as Purchased Interest.

(d)Notwithstanding the foregoing, neither Seller nor any other XOMA Entity shall be responsible to bear or reimburse costs and expenses for litigation for any dispute involving less than $300,000.

Section 6.08 Negative Covenants.

Seller shall not, without the prior written consent of Buyer:

(a)forgive, release or reduce any amount, or delay or postpone (other than on a commercially reasonable basis) any amount, owed to Seller relating to the License Payments;

(b)create, incur, assume or suffer to exist any Lien, upon or with respect to the Assigned Rights, the other Collateral or the right to receive License Payments, or agree to do or suffer to exist any of the foregoing, except for any Lien or agreements in favor of Buyer granted under or pursuant to this Agreement and the other Transaction Documents;

(c)waive, amend, cancel or terminate, exercise or fail to exercise, any material rights constituting or relating to the License Payments, the Purchased Interest or any other Assigned Rights; or

(d)amend, modify, restate, cancel, supplement, terminate or waive any provision of the License Agreement, or grant any consent thereunder, or agree to do any of the foregoing.

Section 6.09 Future Agreements.

Seller shall not enter into any agreement that could reasonably be expected to have a Material Adverse Effect without Buyer’s prior written consent.

Section 6.10 Reports; Records; Access.

(a)During the term of this Agreement and for a period of two (2) years thereafter, Seller shall keep and maintain proper books of record and account in which true, correct and complete entries in conformity with U.S. generally accepted accounting principles and all requirements of applicable law are made of all dealings and transactions as are adequate to calculate correctly and verify the accuracy of all reports and all Purchased Interest Payments.

(b)During the term of this Agreement:

(i)Buyer and its representatives shall have the right, from time to time during normal business hours and upon at least fifteen (15) Business Days’ prior written notice to Seller, but no more frequently than one (1) time per calendar year without cause, as determined by Buyer in its reasonable discretion, to visit the offices and properties of Seller where books and records relating or pertaining to the Purchased Interest Payments, the License Payments, the Purchased Interest, the Assigned Rights and the other Collateral are kept and maintained, to inspect and make extracts from and copies of such books and records, to discuss, with officers of Seller, the business, operations, properties and financial and other condition of Seller and to verify the accuracy of the reports, the Purchased Interest Payments and the License Payments. In the event any inspection of such books and records reveals any underpayment of any Purchased Interest Payment in respect of any Fiscal Quarter, Seller shall pay promptly (but in any event within five (5) Business Days thereafter) to Buyer the amount of such underpayment; and

(ii)if such underpayment exceeds five percent (5%) of the Purchased Interest Payment that was required to be made in respect of such Fiscal Quarter, the reasonable out-of- pocket fees and expenses incurred by Buyer and its Affiliates in connection with such inspection will be borne by Seller (in all other cases, such fees and expenses will be borne by Buyer and its Affiliates). All information furnished or disclosed to Buyer or any of its representatives in connection with any inspection shall constitute Confidential Information of Seller and shall be subject to the provisions of Section 6.03.

(c)Seller shall deliver to Buyer such information and data relating or pertaining to the Purchased Interest Payments, the License Agreement, the Purchased Interest, the Assigned Rights and the other Collateral as Buyer shall reasonably request, promptly upon such request.

(d)Upon the request of Buyer, Seller shall at least once per calendar year, on at least 15 Business Days’ notice, cause such of the officers and employees of Seller as shall be reasonably identified by Buyer in such notice to meet, or, at Buyer’s option, to participate in a conference call with, Buyer for the purpose of discussing the Assigned Rights, the License Agreement or any Product.

Section 6.11 Remittance to Deposit Account; Set-Offs; Certain Reimbursements to Buyer.

(a)Seller shall instruct the Licensee to remit all amounts payable to Seller pursuant to the License Agreement directly to the Deposit Account and may not change or otherwise amend such instruction without the prior written consent of Buyer. All payments made to Seller on account of the License Payments shall be immediately remitted to the Deposit Account and shall be held by Seller in trust for the benefit of Buyer until so remitted. Seller shall have no right, title or interest whatsoever in such amounts and shall not create any Lien thereon. Amounts deposited into the Deposit Account shall be in United States dollars.

(b)If Seller fails to pay any amount that it is contractually obligated to pay to the Licensee, and, as a consequence of such failure to pay, the Licensee exercises a right of set-off and reduces amounts payable in respect of any License Payment, then Seller shall promptly, and in any event no later than five (5) Business Days, following the date on which Seller becomes aware of such setoff pay to Buyer a sum equal to the amount of such reduction and in the currency in which the amount offset is denominated.

(c)In the event any annual maintenance fee pursuant to Section 3.2 of the License Agreement is credited against milestone payments or royalties payable under the License Agreement as provided in such Section 3.2, Seller shall promptly reimburse Buyer for the amount of such annual maintenance fee so credited by depositing a sum equal to the amount thereof into the Deposit Account.

Article VII

THE CLOSING; CONDITIONS TO CLOSING

Section 7.01 Closing.

Subject to the closing conditions set forth in Sections 7.02 and 7.03, and unless otherwise mutually agreed by the Parties, the closing of the transactions contemplated under this Agreement shall take place remotely via electronic delivery of the executed Transaction Documents and other deliverables on the Closing Date at a time to be mutually agreed.

Section 7.02 Conditions Applicable to Buyer.

The obligations of Buyer to effect the Closing and pay the Closing Amount pursuant to Section 2.03(a) hereof, shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Buyer in its sole discretion:

(a)The representations and warranties set forth in the Transaction Documents shall be true, correct and complete in all material respects on and as of the Closing Date (except that representations and warranties that refer to a specific earlier date shall be true and correct in all material respects on such earlier date); provided, however, that if any of the foregoing representations and warranties are qualified as to “materiality” or “Material Adverse Effect”, then, subject to such qualifications, such representations and warranties shall be true, correct and complete in all respects as of the applicable date; and Seller shall have confirmed this in writing at the Closing.

(b)All notices to and consents, approvals, authorizations and waivers from Third Parties and Governmental Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect.

(c)All of the Transaction Documents (including without limitation, the Assignment) shall have been executed and delivered by Seller to Buyer, and Buyer shall have received the same.

(d)The Protective Rights Agreement shall have been duly executed and delivered by all the parties thereto, together with UCC-1 financing statements for filing under the UCC in Delaware, and such agreement shall be in full force and effect.

(e)Buyer shall have received an opinion of counsel to the XOMA Entities, substantially in the form set forth in Exhibit C.

(f)Seller shall have complied in all material respects with its obligations hereunder and under the other Transaction Documents.

(g)There shall not have occurred any event or circumstance (including any development with respect to the efficacy or safety of the product known as Trumenba®) that could reasonably be expected to have a Material Adverse Effect.

Section 7.03 Conditions Applicable to Seller.

The obligations of Seller to effect the Closing shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Seller in their sole discretion:

(a)The representations and warranties of Buyer set forth in the Transaction Documents shall be true, correct and complete in all material respects on and as of the Closing Date (except that representations and warranties that refer to a specific earlier date shall be true and correct in all material respects on such earlier date).

(b)Buyer shall have complied in all material respects with its covenants set forth in the Transaction Documents.

Article VIII

TERMINATION

Section 8.01 Termination.

This Agreement may be terminated, effective upon the delivery of written notice prior to or at the Closing:

(i)by Buyer if any of the conditions set forth in Section 7.02 shall not have been satisfied as of December 31, 2016 (other than through or as a result of the failure by Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or  before the Closing Date; or

(ii)by Seller if any of the conditions set forth in Section 7.03 shall not have been satisfied as of December 31, 2016 (other than through or as a result of the failure by Seller to comply with its obligations under this Agreement), and Seller have not waived such condition on or before the  Closing Date.

Section 8.02 Effects of Expiration or Termination.

(a)The expiration or termination of this Agreement for any reason shall not release any Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Parties or which is attributable to a period prior to such expiration or termination. Accordingly, if any obligations remain unpaid or any amounts are owed or any payments are required to be made by any Party to any other Party on or after the date on which this Agreement expires or is terminated, this Agreement shall remain in full force and effect until any and all such obligations, amounts or payments have been indefeasibly paid or made in accordance with the terms of this Agreement, and solely for that purpose.

(b)Notwithstanding anything herein to the contrary, the termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or in equity (including any enforcement of its rights under any of the Transaction Documents) the exercise of a right of termination shall not be an election of remedies.

(c)ARTICLE I and Sections 2.01(b), 2.01(c), 2.04, 2.05, 6.03, 6.05(b) and 6.10(a), this Section 8.02 and ARTICLE IX shall survive the termination of this   Agreement for any reason. Except as otherwise provided in this Section 8.02, all rights and obligations of  the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any  reason.

Article IX

MISCELLANEOUS

Section 9.01 Survival.

Each representation and warranty of the Parties contained herein and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect until the License Termination. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to any Person out of or in connection with this Agreement will be deemed waived by any action or inaction of that Person (including consummation of the Closing, any inspection or investigation, or the awareness of any fact or matter) at any time, whether before, on or after the Closing.

Section 9.02 Notices.

All notices, consents, waivers and communications hereunder given by any Party to another Party shall be in writing (including electronic mail) and delivered personally, by electronic mail, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to Buyer to:

HealthCare Royalty Partners II, L.P.

300 Atlantic Street, 6th Floor Stamford, CT 06901

Attention:  Clarke B. Futch

Email:  Clarke.Futch@hcroyalty.com

with courtesy copies (which shall not constitute notice) to:

HealthCare Royalty Partners II, L.P.

300 Atlantic Street, 6th Floor

Stamford, CT 06901

Attention:  Chief Legal Officer

Email:  royalty-legal@hcroyalty.com

and:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention:  Geoffrey E. Liebmann

Email:  gliebmann@cahill.com

If to any XOMA Entity to:

XOMA Corporation

2910 Seventh Street

Berkeley, CA 94710 Attention:

Legal Department Email:

LegalDept@xoma.com

with a courtesy copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:  Gian-Michele a Marca and Glen Sato

Email:  gmamarca@cooley.com and gsato@cooley.com

or to such other address or addresses as Buyer or Seller may from time to time designate by notice as provided herein. All such notices, consents, waivers and communications shall be effective upon verified receipt.

Section 9.03 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Seller shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of Buyer; provided, however, such consent shall not be required in connection with the merger or other consolidation of Seller or the assignment of Seller’s obligations and rights by operation of law, so long as, the Person into which Seller has been merged or consolidated or which has acquired such assets of Seller has delivered evidence to Buyer, in form and substance reasonably satisfactory to Buyer, that such Person has assumed all of Seller’s obligations under the Transaction Documents. Buyer may assign without consent of Seller any of its rights and obligations under the Transaction Documents without restriction. Any purported assignment in violation of this Section 9.03 shall be null and void.

Section 9.04 Indemnification.

(a)Seller hereby indemnifies and holds each Buyer Indemnified Party harmless from and against any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of (i) any breach of any representation, warranty or certification made by Seller in any of the Transaction Documents, (ii) any breach of or default under any covenant or agreement by Seller pursuant to any Transaction Document or the License Agreement, including any failure by Seller to satisfy any of the Excluded Liabilities and Obligations, or (iii) any claims asserted by any Third Party to the extent based on action taken by Buyer at the direction of Seller pursuant to the terms of this Agreement or otherwise at the direction of Seller other than actions which Buyer would have been obligated to take even if Buyer had not been so directed by Seller.

(b)XOMA hereby indemnifies and holds each Buyer Indemnified Party harmless from and against any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of (i) any breach of any representation, warranty or certification made by XOMA in any of the Transaction Documents, (ii) any breach of or default under any covenant or agreement by XOMA pursuant to any Transaction Document or the License Agreement, or (iii) any claims asserted by any Third Party to the extent based on action taken by Buyer at the direction of XOMA pursuant to the terms of this Agreement or otherwise at the direction of XOMA other than actions which Buyer would have been obligated to take even if Buyer had not been so directed by XOMA.

(c)Buyer hereby indemnifies and holds Seller Indemnified Party harmless from and against any and all Losses incurred or suffered by a Seller Indemnified Party arising out of (i) any breach of any representation, warranty or certification made by Buyer in any of the Transaction Documents, (ii) any breach of or default under any covenant or agreement by Buyer pursuant to any Transaction Document or (iii) any claims asserted by any Third Party to the extent based on action taken by Seller at the direction of Buyer pursuant to the terms of this Agreement or otherwise at the direction of Buyer other than actions which Seller would have been obligated to take even if Seller had not been so directed by Buyer.

(d)If any Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such Claim, notify the indemnifying party in writing of the commencement of such Claim, enclosing a copy of all papers served, if any; provided that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 9.04 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 9.04 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both such parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(e)Buyer or any Buyer Indemnified Party may take any action against Seller to enforce or recover Losses pursuant to the indemnification obligations of Seller under this Section 9.04 without any requirement to take any action or exhaust any right or remedy against any other Person; provided that Buyer agrees that Seller shall then be subrogated to any and all other rights of Buyer to recovery to the extent of such indemnification paid by Seller (but excluding interest amounts and withholding tax gross-up payments). If any proceeds, benefits or recoveries are received by or on behalf of a Buyer Indemnified Party with respect to Losses after Seller has made an indemnification payment to a Buyer Indemnified Party with respect thereto and receipt of such proceeds, benefits or recoveries prior to such payment would have reduced the amount of such indemnification payment if received prior to such payment, then such Buyer Indemnified Party shall hold such amounts in trust for the benefit of Seller and, within three (3) Business Days after receipt thereof, deliver such amounts (net of  any applicable withholding tax) to Seller by wire transfer of immediately available funds as directed by Seller.

(f)No XOMA Entity shall be liable to indemnify Buyer for any Losses arising from a breach of a representation or warranty unless and until the aggregate amount of those Losses exceeds $200,000 at which point Seller shall be liable to indemnify Buyer for all Losses arising from a breach of a representation or warranty.

(g)The maximum aggregate indemnification obligation of the XOMA Entities under this Agreement shall be an amount equal to the sum of the Closing Amount, plus any amounts paid to Seller in respect of sales milestones pursuant to Section 2.03(b), less the aggregate amount of License Payments received by Buyer pursuant hereto. Notwithstanding the foregoing, no maximum indemnification threshold shall apply (i) for breaches of this Agreement in the event such breach is a result of actual fraud, gross negligence or willful misconduct by any XOMA Entity or (ii) to any indemnification for any failure by any XOMA Entity to satisfy any of the Excluded Liabilities and Obligations.

Section 9.05 Independent Nature of Relationship; Taxes.

(a)The relationship between Seller, on the one hand, and Buyer, on the other hand, is solely that of assignor and assignee, and neither Buyer, on the one hand, nor Seller, on the other hand, has any fiduciary or other special relationship with the other or any of their respective Affiliates. For the avoidance of doubt, nothing in this Agreement shall be read to create any agency, partnership, association or joint venture of Seller (or any of its Affiliates) and Buyer (or any of its Affiliates) and each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture” or other kind of entity or legal form.

(b)Except as otherwise contemplated herein, no Party shall at any time obligate the other Parties, or impose on any such other Party any obligation, in any manner or respect to any Third Party.

(c)For United States federal, state and local tax purposes, each of Seller and Buyer shall treat the transactions contemplated by the Transaction Documents as a sale of the Assigned Rights.

(d)The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 9.05 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other Parties to this Agreement has consented to such actions, or (ii) the Party that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that it is more likely than not that (x) there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 9.05 or

(y)taking such a position would otherwise subject the Party to penalties under the Internal Revenue Code of 1986, as amended. If a Governmental Authority conducts an inquiry of Seller or Buyer related to this Section 9.05, the Parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 9.05.

(e) All payments to Buyer under this Agreement shall  be  made  without  any deduction or withholding for or on account of any tax as long as Buyer has delivered to Seller a properly executed IRS Form W-9 on or before the Closing Date. Buyer shall notify Seller promptly if any information on such IRS Form W-9 ceases to be accurate. If any deduction or withholding is required from any payment under this Agreement, the sum payable shall be increased and paid by Seller or any of their respective Affiliates as necessary so that after all required deductions and withholdings have been made (including any deductions and withholdings attributable to Buyer’s gross up payments under this Section 9.05(e)), Buyer receives an amount equal to the amount it would have received had no such deductions or withholding been made, provided that Seller shall not be required to make any additional payments under this clause to the extent any withholding or deduction results from Buyer’s act or omission that causes Buyer to cease to be treated as a United States Person or that substitutes a Person that is not a United States Person for Buyer. Seller shall promptly notify Buyer in writing in the event that any deduction or withholding is effected or proposed by Seller or any Governmental Authority, with respect to any such payments hereunder and Seller shall reasonably cooperate with Buyer if Buyer attempts to establish any available exemption from or reduction of any tax that would be required to withheld or deducted with respect to any such payments hereunder.

Section 9.06 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (including the Confidentiality Agreement), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof (other than Section 9.04), is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 9.07 Amendments; No Waivers.

(a)This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of all Parties. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the Party against whom such waiver is sought to be enforced.

(b)No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

Section 9.08 Interpretation.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless  otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. No Party shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Party or another.

Section 9.09 Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 9.10 Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Any counterpart may be executed by facsimile or .pdf signature and such facsimile or .pdf signature shall be deemed an original.

Section 9.11 Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.12 Expenses.

The XOMA Entities will be responsible for their own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement.

Section 9.13 Governing Law; Jurisdiction.

(a)This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, USA without giving effect to the principles of conflicts of law thereof (other than Section 5-1401 of the General Obligations Law of the State of New York). Each Party unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, USA located in the County of New York and the Federal district court for the Southern District of New York located in the County of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(b)Each Party hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (a) above of this Section 9.13 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a Party to serve process on another Party in any other manner permitted by law.

Section 9.14 Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS  CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:	XOMA (US) LLC
By: /s/ James R. Neal
Name: James R. Neal
Title: Senior Vice President and Chief Operating Officer

XOMA:	XOMA Corporation
Name: James R. Neal
Title: Senior Vice President and Chief Operating Officer

BUYER:	HealthCare Royalty Partners II, L.P.
By: HealthCare Royalty GP II,LLC, its general partner
By: /s/ Clarke B Futch
Title: Founding Managing Partner

[Signature Page to Royalty Interest Acquisition Agreement (Wyeth/Pfizer)]

Schedule 3.03

We are aware of certain Disputes involving Wyeth/Pfizer that have been made public and described in more detail at the link below. We are not a party to those matters otherwise in possession of or aware of any information with respect to the matters described below.

GlaxoSmithKline UK Ltd v Wyeth Holdings LLC [2016] EWHC 1045 (Ch) (12 May 2016) http://www.bailii.org/ew/cases/EWHC/Ch/2016/1045.html

GlaxoSmithKline Biologicals SA v Pfizer Ireland Pharmaceuticals & Anor 2016/9099 P (Irish Commercial Court)

Opposition proceedings against EP 2,343,308

GlaxoSmithKline Biologicals S.A. and GlaxoSmithKline LLC v. Pfizer, Inc. NJDC 1:15-cv-01283-NLH- AMD

Exhibit A

Form of Assignment

[See attached]

EXECUTION VERSION

ASSIGNMENT

This ASSIGNMENT (this “Assignment”), dated as of December 21, 2016, is made and entered into by and between XOMA (US) LLC (as successor in interest to XOMA Ireland Limited), a Delaware limited liability company (together with its Affiliates, the “Assignor”), and HealthCare Royalty Partners II, L.P., a Delaware limited partnership (together with its Affiliates, the “Assignee”). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Royalty Interest Agreement referred to below.

WHEREAS, the Assignor and the Assignee are parties to that certain Royalty Interest Acquisition Agreement, dated as of December 20, 2016 (the “Royalty Interest Agreement”), which relates to that certain License Agreement, effective as of August 18, 2005, between the Assignor (as successor in interest to XOMA Ireland Limited) and Wyeth, a Delaware corporation, or its permitted successor in interest or assignee;

WHEREAS, pursuant to the Royalty Interest Agreement, among other things, the Assignor agrees to assign, transfer and convey to the Assignee, and the Assignee agrees to accept the assignment, transfer and conveyance from the Assignor of, the Assigned Rights, as that term is defined in the Royalty Interest Agreement, for consideration in the amount and on the terms and conditions provided therein; and

WHEREAS, the parties now desire to carry out the purposes of the Royalty Interest Agreement by the execution and delivery of this instrument evidencing the Assignee’s purchase and acceptance of the Assigned Rights.

NOW, THEREFORE, in consideration of the foregoing premises and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Assignment of Assigned Rights. The Assignor hereby assigns, transfers and conveys to the Assignee free and clear of all Liens (other than any Liens in favor of the Assignee), and the Assignee hereby accepts such assignment, transfer and conveyance of all of the Assignor’s right, title and interest in and to the Assigned Rights, subject to Section 2 below.

2.No Assumption of Obligations. The parties acknowledge that the Assignee is not assuming any debt, liability or obligation of the Assignor, known or unknown, fixed or contingent, in connection with the Assigned Rights.

3.Further Assurances. Subject to the terms and conditions of the Royalty Interest Agreement, each party hereto will use commercially reasonable efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all thing necessary under applicable laws and regulations to consummate the transactions contemplated by the Royalty Interest Agreement and this Assignment.

4.Royalty Interest Agreement. This Assignment is entered into pursuant to and is subject in all respects to all of the terms, provisions and conditions of the Royalty Interest Agreement, and nothing herein shall be deemed to modify any of the representations, warranties, covenants and obligations of the parties thereunder.

5.Interpretation. In the event of any conflict or inconsistency between the terms, provisions and conditions of this Assignment and the Royalty Interest Agreement, the terms, provisions and conditions of the Royalty Interest Agreement shall govern.

6.Counterparts; Effectiveness. This Assignment may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Assignment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

7.Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)This Assignment shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, USA without giving effect to the principles of conflicts of law thereof (other than Section 5-1401 of the General Obligations Law of the State of New York). Each party hereto unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, USA located in the County of New York and the Federal district court for the Southern District of New York located in the County of New York with respect to any suit, action or proceeding arising out of or relating to this Assignment or the transactions contemplated hereby. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Assignment.

(b)Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (a) above of this Section 7 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Assignment. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party hereto to serve process on the other party hereto in any other manner permitted by law.

(c)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS ASSIGNMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(C).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment to be duly executed by their respective authorized officers as of the date first above written.

ASSIGNOR:

XOMA (US) LLC

By:

Name:

Title:

ASSIGNEE:

HEALTHCARE ROYALTY PARTNERS II, L.P.

By: HealthCare Royalty GP II, LLC, its general partner

By:

Name:

Title:

[Signature Page to Assignment Agreement (Wyeth/Pfizer)]

Exhibit B

Form of Protective Rights Agreement

[See attached]

EXECUTION VERSION

PROTECTIVE RIGHTS AGREEMENT

THIS PROTECTIVE RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2016 by and between XOMA (US) LLC, a Delaware limited liability company (“Grantor”), and HealthCare Royalty Partners II, L.P., a Delaware limited partnership (“HC Royalty”).

RECITALS:

A.Grantor and HC Royalty are parties to that certain Royalty Interest Acquisition Agreement of even date herewith.

B.The Royalty Interest Acquisition Agreement provides that Grantor has agreed to assign to HC Royalty, and HC Royalty has agreed to acquire from Grantor, the Assigned Rights (as defined in the Royalty Interest Acquisition Agreement).

C.Grantor has agreed pursuant to the terms of the Royalty Interest Acquisition Agreement to enter into this Agreement, under which Grantor grants to HC Royalty a security interest in and to the Collateral as security for the due performance and payment of all of Grantor’s obligations to HC Royalty under the Royalty Interest Acquisition Agreement.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and HC Royalty, with intent to be legally bound hereby, covenant and agree as follows:

SECTION 1.Definitions.

For purposes of this Agreement, capitalized terms used herein shall have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the UCC or the Royalty Interest Acquisition Agreement, as applicable.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Collateral” has the meaning set forth in Section 2 of this Agreement.

“Default” means (i) a default under one or more of the Transaction Documents, which default, if reasonably capable of being cured within 30 days, continues without cure for such period, (ii) a Recharacterization or (iii) an Insolvency Event.

“Grantor” has the meaning set forth in the preamble to this Agreement.

“HC Royalty” has the meaning set forth in the preamble to this Agreement.

“Party” means any of Grantor or HC Royalty as the context indicates and “Parties” shall mean all of Grantor and HC Royalty.

“Royalty Interest Acquisition Agreement” means the Royalty Interest Acquisition Agreement entered into as of the date hereof by and between Grantor, XOMA Corporation and HC Royalty, as the same may be amended, modified or supplemented in accordance with the terms thereof, relating to that certain License Agreement, effective as of August 18, 2005, between Grantor (as successor in interest to XOMA Ireland Limited) and Wyeth, a Delaware corporation, or its permitted successor in interest or assignee.

“Secured Obligations” means all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Royalty Interest Acquisition Agreement and each other Transaction Document to which it is a party, whether for damages, principal, interest, reimbursement of fees, expenses, indemnities or otherwise (including without limitation interest, fees and other amounts that, but for the filing of a petition in bankruptcy with respect to Grantor, would accrue on such obligations, whether or not a claim is allowed against Grantor for such interest, fees and other amounts in the related bankruptcy proceeding), whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from HC Royalty as a preference, fraudulent transfer or otherwise.

“Transfer” means any sale, conveyance, assignment, disposition, pledge, hypothecation or transfer.

“UCC” means the Uniform Commercial Code, as in effect on the date of this Agreement in the State of New York.

SECTION 2.Grant of Security.

Grantor hereby grants HC Royalty a security interest in all of its right, title, and interest in, to and under the following property, whether now or hereinafter existing or acquired, whether tangible or intangible and wherever the same may be located (collectively, the “Collateral”):

(a)the Assigned Rights, including, without limitation, the Purchased Interest, whether it constitutes an account or a payment intangible under the UCC, and whether or not evidenced by an instrument or a general intangible, and the absolute right to payment and receipt of the Purchased Interest under or pursuant to the License Agreements;

(b)all books, records and database extracts of Grantor specifically relating to any of the foregoing Collateral; and

(c)all Proceeds of or from any and all of the foregoing Collateral, including all payments under any indemnity, warranty or guaranty, and all money now or at any time in the possession or under the control of, or in transit to, HC Royalty, relating to any of the foregoing Collateral.

Each item of Collateral listed in this Section 2 that is defined in Article 9 of the UCC shall have the meaning set forth in the UCC, it being the intention of Grantor that the description of the Collateral set forth above be construed to include the broadest possible range of assets described herein.

The Assigned Rights have been sold, assigned, transferred and conveyed to HC Royalty pursuant to the Royalty Interest Acquisition Agreement and it is the intention of the Parties that such transaction be treated as a true and absolute sale. The security interest granted in this Section 2 is granted as a precaution against the possibility, contrary to the Parties’ intentions, that the transaction be characterized as other than a true and absolute sale.

SECTION 3.Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the due and punctual payment or performance in full (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Subsection 362(a) of the United States Bankruptcy Code) of all Secured Obligations.

SECTION 4.Grantor to Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by HC Royalty of any of its rights hereunder shall not release Grantor from any of its duties or obligations under any contracts and agreements included in the Collateral, and (c) HC Royalty shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall HC Royalty be obligated (i) to perform any of the obligations or duties of Grantor thereunder, (ii) to take any action to collect or enforce any claim for payment assigned hereunder, or (iii) to make any inquiry as to the nature or sufficiency of any payment Grantor may               be entitled to receive thereunder.

SECTION 5.Representations and Warranties.

Grantor represents and warrants as follows:

(a)Validity.  This Agreement creates a valid security interest in the Collateral securing the payment and performance in full of the Secured Obligations. Upon the filing of appropriate UCC financing statements in the filing offices listed on Schedule 5(b), all filings, registrations, recordings and other actions necessary or appropriate to create, preserve, protect and perfect a first priority security interest will have been accomplished and such security interest will be prior to the rights of all other Persons therein and free and clear of any and all Liens, except any Liens created in favor of HC Royalty pursuant to this Agreement and any other Transaction Document to which HC Royalty is a party.

(b)Authorization, Approval.  No authorization, approval, or other action by, and no notice to or filing with, any government or agency of any government or other Person is required either (i) for the grant by Grantor of the security interest granted hereby or for the execution, delivery and performance of this Agreement by Grantor; or (ii) for the perfection of, and the first priority of, the grant of the security interest created hereby or the exercise by HC Royalty of its rights and remedies hereunder, other than in the case of clause (ii), the filing of financing statements in the offices listed on Schedule 5(b).

(c)Enforceability.  This Agreement is the legally valid and binding obligation of Grantor, enforceable against Grantor in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

(d)Office Locations; Type and Jurisdiction of Organization. The sole place of business, the chief executive office and each office where Grantor keeps its records regarding the Collateral are, as of the date hereof, located at the locations set forth on Schedule 5(d); Grantor’s type of organization (e.g., corporation) and jurisdiction of organization are listed on Schedule 5(d).

(e)Names.  Except as set forth on Schedule 5(e), Grantor (or any predecessor by merger or otherwise) has not, within the five (5) year period preceding the date hereof, had a different name from the name listed for Grantor on the signature pages hereof.

(f)Ownership of Collateral; No Other Filings.  Except for the security interest created by this Agreement and the assignment effected pursuant to the Royalty Interest Acquisition Agreement, Grantor owns the Collateral free and clear of any Lien, except those Liens created in favor of HC Royalty pursuant to any other Transaction Document to which HC Royalty is a party.  Grantor has the power to transfer and grant a lien and security interest in each item of Collateral upon which it purports to grant a lien or security interest hereunder. Except as such as may have been filed in favor of HC Royalty relating to the Transaction Documents, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.  No recordation of Licensee’s licensed rights in the subject patents has been made with the United States Patent and Trademark Office.

SECTION 6.Further Assurances.

Grantor agrees that from time to time, at its expense, Grantor will promptly execute and deliver and will cause to be executed and delivered all further instruments and documents, and will take all further action, that may be necessary, or that HC Royalty may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable HC Royalty to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will: (i) deliver such other instruments or notices, in each case, as may be necessary, or as HC Royalty may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby or to enable HC Royalty to exercise and enforce its rights and remedies hereunder with respect to any Collateral, (ii) appear in and take commercially reasonable efforts to defend any action or proceeding to which Grantor is a party that may affect Grantor’s title to or HC Royalty’s security interest in all or any part of the Collateral, and (iii) use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to HC Royalty with respect to any Collateral.  Grantor hereby authorizes HC Royalty to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral.

Grantor agrees to furnish HC Royalty promptly upon reasonable request by HC Royalty, with any information that is reasonably requested by HC Royalty in order to complete such financing statements, continuation statements, or amendments thereto.

SECTION 7.Certain Covenants of Grantor.

Grantor shall:

(a)not use or permit any Collateral to be used unlawfully or in violation of any provision of the Transaction Documents or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(b)give HC Royalty thirty (30) days’ written notice after any change in Grantor’s name, identity or corporate structure or reincorporation, reorganization, or taking of any other action that results in a change of the jurisdiction of organization of Grantor;

(c)give HC Royalty thirty (30) days’ written notice after any change in Grantor’s sole place of business, chief executive office or the office where Grantor keeps its records regarding the Collateral or a reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of Grantor; and

(d)pay promptly when due all taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Collateral, except to the extent the validity thereof is being diligently contested in good faith and the applicable Grantor maintains reserves appropriate therefor under the generally accepted accounting principles used by Grantor in the preparation of its financial statements; provided that Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than three (3) Business Days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against Grantor or any of the Collateral as a result of the failure to make such payment; provided that the foregoing covenant shall not apply to any such taxes, assessments and governmental charges or levies imposed upon or claims against HC Royalty as owner of the Collateral.

SECTION 8.Special Covenants With Respect to the Collateral.

(a)Grantor shall:

(i)diligently keep reasonable records respecting the Collateral and at all times keep at least one (1) complete set of its records, if any, concerning such Collateral at its chief executive office or principal place of business;

(ii)not create, incur, assume or cause to exist any Lien on any property included within the definition of Collateral except any Liens created in favor of HC Royalty pursuant to this Agreement and any other Transaction Document to which HC Royalty is a party; and

(iii)not Transfer, or agree to Transfer, any Collateral; provided that Grantor may Transfer or agree to Transfer any Collateral in connection with the merger or consolidation of the Grantor or the assignment of such Grantor’s obligations and rights by operation of law so long as the Person into which the Grantor has been merged or consolidated or which has acquired such Collateral of the Grantor has delivered evidence to HC Royalty, in form and substance reasonably satisfactory to HC Royalty, that such Person has assumed all of Grantor’s obligations under the Transaction Documents.

(b)Grantor shall, concurrently with the execution and delivery of this Agreement, execute and deliver to HC Royalty one original of a Special Power of Attorney in the form of Exhibit I annexed hereto for execution of an assignment of the Collateral to HC Royalty, or the implementation of the sale or other disposition of the Collateral pursuant to HC Royalty’s good faith exercise of the rights and remedies granted hereunder; provided, however, HC Royalty agrees that it will not exercise its rights under such Special Power of Attorney unless a Default has occurred and is continuing.

(c)Grantor further agrees that a breach of any of the covenants contained in this Section 8  (other than the covenant contained in Section 8(a)(i)) will cause irreparable injury to HC Royalty, that HC Royalty has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 shall be specifically enforceable against Grantor, and Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants (other than any such defense based on the assertion that Grantor had performed and is performing such covenant(s)).

SECTION 9.Standard of Care.

The powers conferred on HC Royalty hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of good faith and of reasonable care in the accounting for monies actually received by HC Royalty hereunder, HC Royalty shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  HC Royalty shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which HC Royalty accords its own property.

SECTION 10.Remedies Upon Default.

(a)If, and only if, any Default shall have occurred and be continuing, HC Royalty may, in good faith, exercise in respect of the Collateral (i) all rights and remedies provided for herein, under the Royalty Interest Acquisition Agreement or otherwise available to it, and (ii) all the rights and remedies of a secured party on default under the Uniform Commercial Code, in all relevant jurisdictions.

(b)Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of a Default, HC Royalty shall have the right (but not the obligation) to bring suit, in the name of Grantor, HC Royalty or otherwise, to exercise its rights with respect to any Collateral (it being understood that this Section 10(b) shall not supersede Section 6.07 of the Royalty Interest Acquisition Agreement), in which event Grantor shall, at the request of HC Royalty, do any and all lawful acts and execute any and all documents required by HC Royalty in aid of such enforcement. Grantor shall promptly, upon demand, reimburse and indemnify HC Royalty as provided in Section 12 hereof in connection with the exercise of its rights under this Section 10.

SECTION 11.Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by HC Royalty in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in good faith to satisfy (to the extent of the net proceeds received by HC Royalty) such item or part of the Secured Obligations as HC Royalty may designate.

SECTION 12.Expenses.

Grantor agrees to pay to HC Royalty upon demand the amount of any and all documented, reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of not more than one counsel per jurisdiction and of any experts and agents, that HC Royalty may reasonably and actually incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral during the continuance of a Default, (ii) the exercise or enforcement of any of the rights of HC Royalty hereunder, or (iii) the failure by Grantor to perform or observe any of the provisions hereof, which failure, if reasonably capable of being cured within 30 days, continues without cure for such period; provided that any such costs and expenses in respect of the enforcement of and disputes under the License Agreement shall be subject to Section 6.07 of the Royalty Interest Acquisition Agreement in lieu of this Section 12.

SECTION 13.Continuing Security Interest.

This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon Grantor and its respective successors and assigns, and (ii) inure, together with the rights and remedies of HC Royalty hereunder, to the benefit of HC Royalty and its successors, transferees and assigns.

SECTION 14.Amendments.

(a)This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the Parties and the approval of such amendment, change or modification by counsel to HC Royalty. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the Party against whom such waiver is sought to be enforced.

(b)No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

SECTION 15.Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be delivered in accordance with Section 9.02 of the Royalty Interest Acquisition Agreement.

SECTION 16.Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

SECTION 17.Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

SECTION 18.Governing Law; Jurisdiction.

(a)This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, USA without giving effect to the principles of conflicts of law thereof (other than Section 5-1401 of the General Obligations Law of the State of New York). Each Party unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, USA located in the County of New York and the Federal district court for the Southern District of New York located in the County of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  Each Party hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(b)Each Party hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (a) above of this Section 18 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement.  Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a Party to serve process on the other Party in any other manner permitted by law.

SECTION 19.Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

SECTION 20.Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Any counterpart may be executed by .pdf signature and such .pdf signature shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

XOMA (US) LLC

By:

Name:

Title:

HEALTHCARE ROYALTY PARTNERS II, L.P.

By: HealthCare Royalty GP II, LLC, its general partner

By:

Name:

Title:

[Signature Page to Protective Rights Agreement (Wyeth/Pfizer)]

SCHEDULE 5(b)

TO

PROTECTIVE RIGHTS AGREEMENT

Filing Offices

U C C :

Secretary of State of the State of Delaware

SCHEDULE 5(d)

TO

PROTECTIVE RIGHTS AGREEMENT

Office Locations, Type and Jurisdiction of Organization

Sole Place of Business and Chief Executive Office of Grantor:

c/o XOMA Corporation

2910 Seventh Street

Berkeley, CA 94710

Addresses of the Properties at which Grantor Maintains Records Relating to the Collateral:

c/o XOMA Corporation

2910 Seventh Street

Berkeley, CA 94710

Jurisdiction of Organization:

Delaware

Type of Organization:

Limited liability company

SCHEDULE 5(e)

TO

PROTECTIVE RIGHTS AGREEMENT

Name Changes

None.

EXHIBIT I TO

PROTECTIVE RIGHTS AGREEMENT

SPECIAL POWER OF ATTORNEY

STATE OF

COUNTY OF

KNOW ALL MEN BY THESE PRESENTS, that each of XOMA (US) LLC

(“Grantor”), hereby appoints and constitutes HEALTHCARE ROYALTY PARTNERS II,

L.P.(“HC Royalty”) and each of its successors and assignees, its true and lawful attorney, with full power of substitution and with full power and authority to perform the following acts on behalf of Grantor upon any default under the Transaction Documents that is continuing (a) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper constituting Collateral in connection with clause (a) above, (c) to file any claims or take any action or institute any proceedings that HC Royalty may in its good faith sole discretion deem necessary or desirable for the collection of any of the Collateral, (d) to pay or discharge taxes or liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by HC Royalty in its reasonable commercial judgment, any such payments made by HC Royalty to become obligations of Grantor to HC Royalty, due and payable immediately without demand, and (e) to sign and endorse any invoices, drafts against debtors, verifications, notices and other documents relating to the Collateral.

This Power of Attorney is made pursuant to a Protective Rights Agreement, dated as of December 21, 2016 between Grantor and HC Royalty (the “Protective Rights Agreement”) relating to the Royalty Interest Acquisition Agreement, entered into as of December 21, 2016, by and between Grantor, XOMA Corporation and HC Royalty and the License Agreement, effective as of August 18, 2005, between Grantor (as successor in interest to XOMA Ireland Limited) and Wyeth, a Delaware corporation, or its permitted successor in interest or assignee, and is subject to the terms and provisions of the Protective Rights Agreement.  Terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Protective Rights Agreement.  This Power of Attorney, being coupled with an interest, is irrevocable until the termination of the Protective Rights Agreement.

Date:
XOMA (US) LLC
By:
Name:
Title:

[Signature Page to Special Power of Attorney (Wyeth/Pfizer)]

Exhibit C

Form of Opinion of Counsel

[See attached]

Glen Y. Sato

T: +1 650 843 5502

gsato@cooley.com

December 21, 2016

HealthCare Royalty Partners II, L.P.

300 Atlantic Street, Suite 600

Stamford, CT 06901

Re: XOMA (US) LLC

Ladies and Gentlemen:

We have acted as counsel for XOMA (US) LLC, a Delaware limited liability company (the “Company”) and wholly-owned subsidiary of XOMA Corporation, a Delaware corporation (“XOMA”), in connection with (i) that certain Royalty Interest Acquisition Agreement, dated as of December 20, 2016 (the “Pfizer RIAA”), among the Company, XOMA and HealthCare Royalty Partners II, L.P., a Delaware limited partnership (the “Buyer”), and (ii) that certain Royalty Interest Acquisition Agreement, dated as of December 20, 2016 (the “Dyax RIAA” and, together with the Pfizer RIAA, the “RIAAs” and each an “RIAA”), among the Seller Parties and the Buyer. Each of the Company and XOMA is referred to herein as a “Seller Party” and referred to herein collectively as the “Seller Parties”.

This opinion is furnished to you at the request and on behalf of the Company pursuant to Section 7.02(e) of each RIAA. Capitalized terms used but not defined herein have  the respective meanings given them in the applicable RIAA.

In connection with this opinion, we have examined the following documents, each of which is dated as of December 21, 2016 unless otherwise noted:

(1)the Pfizer RIAA, dated as of December 20, 2016;

(2)the Dyax RIAA, dated as of December 20, 2016;

(3)the Protective Rights Agreement, by and between the Company and the Buyer relating to the Pfizer RIAA (the “Pfizer Protective Rights Agreement”);

(4)the Protective Rights Agreement, by and between the Company and the Buyer relating to the Dyax RIAA (the “Dyax Protective Rights Agreement” and, together with the Pfizer Protective Rights Agreement, the “Security Documents”);

(5)the Assignment to Buyer pursuant to the Pfizer RIAA;

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 t: (650) 843-5000 f: (650) 849-7400 cooley.com

HealthCare Royalty Partners II, L.P.

December 21, 2016

Page Two

(6)the Assignment to Buyer pursuant to the Dyax RIAA (the “Dyax Assignment”);

and

(7)the Escrow Agreement.

In addition, for purposes of rendering our opinion below, we also have examined the following:

(a)the Certificate of Formation of the Company, as certified by the Secretary of State of the State of Delaware on December 16, 2016;

(b)the Limited Liability Company Agreement of the Company, as amended through May 31, 1999 (the “LLC Agreement”), as certified to us by an officer of the Company to be in full force and effect as of the date hereof;

(c)resolutions of the majority member of the Company relating to the Transaction Documents (as defined below) and the transactions contemplated thereby adopted by written consent on December 20, 2016;

(d)the Certificate of Incorporation of XOMA as certified by the Secretary of State of the State of Delaware on December 16, 2016;

(e)the By-Laws of XOMA, as certified to us by an officer of XOMA to be in full force and effect as of the date hereof;

(f)minutes of the meeting of the Board of Directors of XOMA relating to the Transaction Documents and the transactions contemplated thereby adopted, in each case, at a meeting held on December 16, 2016;

(g)orders, judgments, decrees and Reviewed Agreements (as defined below) listed on Schedule 1 hereto;

(h)the form of consent provided by Dyax in connection with the Dyax RIAA (the “Dyax Consent”);

(i)the Certificates issued by the Secretary of State of Delaware with respect to the good standing of each of the Company and XOMA dated as of December 16, 2016 (the “Good Standing Certificates”); and

(j)unfiled copies of financing statements on Form UCC-1 naming the Company as debtor and the Buyer as secured party, copies of which are attached as Schedule 2 hereto (the “Financing Statements”).

As used herein, the term “Transaction Documents” shall mean documents 1 through 7 above; the term “Organizational Documents” shall mean documents (a), (b), (d), and (e) above.

HealthCare Royalty Partners II, L.P.

December 21, 2016

Page Three

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Transaction Documents by the various parties and upon originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

In rendering this opinion, we have assumed, without investigation: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; (v) the valid existence, good standing in the jurisdiction of organization and the corporate or similar power to enter into, and perform the Transaction Documents in accordance with their respective terms, of all Persons party to any Transaction Document (except that such assumption is not made as to the Seller Parties); (vi) the due authorization, execution and delivery of all documents (except that such assumption is not made with respect to the due authorization, execution and delivery of the Transaction Documents by the Seller Parties), in each case where the authorization, execution and delivery thereof by such parties are prerequisites to the effectiveness of such documents; (vii) the legal capacity of all individuals executing and delivering documents to so execute and deliver; (viii) compliance by the Buyer with any state or federal laws applicable to the transactions contemplated by the Transaction Documents because of the nature of the Buyer’s business; (ix) the Transaction Documents constitute valid and binding obligations, enforceable in accordance with their respective terms against all parties thereto (except that such assumption is not made with respect to the Seller Parties); and (x) there are no extrinsic agreements or understandings among the parties to the Transaction Documents or to the Reviewed Agreements that would modify or interpret the terms of such documents or agreements or the respective rights or obligations of the parties thereunder.

Our opinion is expressed with respect to (i) the federal laws of the United States of America, (ii) the laws of the State of New York, (iii) the General Corporation Law of the State of Delaware (the “DGCL”) for purposes of paragraph 1, 2 and 5 below, and (iv) the DEUCC (as defined below), as reported in unofficial compilations for purposes of paragraph 8 below. We did not review the official version of the DEUCC or any decisions interpreting the DEUCC nor did we obtain special rulings of authorities administering the DEUCC or any opinion of counsel in Delaware. For purposes of this opinion: (i) the “DEUCC” means the Uniform Commercial Code as in effect in the State of Delaware on the date hereof, and (ii) the “NYUCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof. To the extent not governed by the Delaware Limited Liability Company Act (the “DLLCA”), our opinion below is premised upon the result that would obtain if a New York court were to apply the internal laws of the State of New York (notwithstanding the designation of the laws of the State of Delaware) to the interpretation of the LLC Agreement. Other than as specifically set forth herein with respect to the laws of the State of New York, we express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

HealthCare Royalty Partners II, L.P.

December 21, 2016

Page Four

We express no opinion as to the relative priority  of any  security  interest, lien, charge or encumbrance created by or under the Transaction Documents nor as to the effect on the Buyer’s security interest of any rights or interests, if any, entitled to priority thereto.

We are not rendering any opinion as to any statute, rule, regulation, ordinance, decree or decisional authority relating to antitrust, financial institutions, insurance company, land use, safety, environmental, pension, employee benefits, fraudulent conveyance, tax, the legality of investments for regulated entities or local law. Furthermore, we express no opinion with respect to compliance with antifraud laws, rules or regulations relating to securities or the offer and sale thereof; compliance with state securities or blue sky laws; compliance with the Securities Act of 1933, as amended, or any other United States federal securities law; compliance with Regulations T, U or X of the Board of Governors of the Federal Reserve System; compliance with the Investment Company Act of 1940, as amended; compliance with the Commodity Exchange Act, as amended, or any rule, regulation or order of the Commodity Futures Trading Commission thereunder (or the application or official interpretation of any thereof) (collectively, the “Commodity Exchange Act”); or compliance with laws that place limitations on corporate distributions. We note that, pursuant to the Transaction Documents, the parties intend for the sale, assignment, transfer, conveyance, contribution and grant of the Assigned Rights under each RIAA to be a true, complete, absolute and irrevocable assignment and sale by the Company to the Buyer of the Assigned Rights. We express no opinion as to the proper characterization of those transactions or as to the legal consequences of characterizing the transactions in the Transaction Documents in such a fashion.

With regard to our opinion in paragraphs 1 and 2 below concerning the valid existence and good standing of each Seller Party, we have based our opinion solely upon our review of the Good Standing Certificates. We have made no further investigation.

With regard to our opinion in paragraph 4 below concerning the validity, binding nature and enforceability of each Seller Party’s obligations under the Transaction Documents:

(i)Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)We have assumed that the Buyer will act fairly, in good faith and in a commercially reasonable and prudent manner in exercising their respective rights and will not trespass or commit any breach of the peace in any taking of possession of any of the collateral.

HealthCare Royalty Partners II, L.P.

December 21, 2016

Page Five

(iv)We express no opinion as to any provision of any Transaction Document that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Transaction Documents, (b) contains a waiver of an inconvenient forum, (c) relates to a right of setoff, (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies, (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (f) restricts non-written modifications and waivers, (g) relates to governing law to the extent that it purports to affect the choice of law governing perfection and the effect of perfection and non-perfection of security interests, (h) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (i) relates to any arrangement or similar fee payable to any arranger of the commitments under each RIAA or any fee not set forth in the Transaction Documents, (j) relates to exclusivity, election or accumulation of rights or remedies, (k) authorizes or validates conclusive or discretionary determinations, (l) provides that provisions of any Transaction Document are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable, (m) provides that a party’s waiver of any breach of any provision of a Transaction Document is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of any Transaction Document, (n) provides any party the right to accelerate obligations or exercise remedies without notice, (o) purports to assign, grant a lien upon or security interest in or to any contract, right, agreement or other property right or the proceeds thereof (other than assignments of, or security interests in, accounts, general intangibles, chattel paper, promissory notes  or  letter  of credit rights  to the extent Sections 9-406(d), 9-407, 9-408 or 9-409 of the NYUCC would permit such assignment or security interest), which by its terms or under applicable law, rule or  regulation is not so assignable or under which the grant of such a lien or security interest is prohibited, (p) purports to permit the sale or other disposition of any collateral or the exercise of any rights with respect thereto otherwise than in accordance with applicable law, (q) prohibits transfers described in Section 9-401 and 9-408 of the NYUCC, (r) purports to permit the Buyer to act as any party’s agent and attorney-in-fact after the occurrence and during the continuance of an event of default, (s) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy, (t) provides for a guaranty of obligations under “swaps” by any entity that is not an “eligible contract participant” (each as defined under the Commodity Exchange Act) or (u) purports to establish standards for the performance of the obligations of good faith, diligence, reasonableness and care prescribed by the NYUCC or of any of the rights or duties referred to in Section 9-603 of the NYUCC.

(v)We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to any choice of New York law or jurisdiction provided for in the Transaction Documents. Our opinion, insofar as it relates to the enforceability of the choice of New York law, assumes satisfaction of the requirements of Section 5-1401 of the New York General Obligations Law, which permits contracting parties to specify that the law of the State of New York is applicable if such requirements are satisfied. Our opinion, insofar as it relates to the enforceability of the submission to the jurisdiction of the courts of the State of New York and the federal courts situated therein, assumes satisfaction of

HealthCare Royalty Partners II, L.P.

December 21, 2016

Page Six

the requirements of Section 5-1402 of the New York General Obligations Law, which permits contracting parties to submit to the jurisdiction of the courts of the State of New York if such requirements are satisfied.

Please be advised that the exercise of remedies by the Buyer under the Transaction Documents will generally be subject to compliance with, and the limitations imposed by, the NYUCC relating to the exercise of remedies by a secured creditor including, without limitation, the procedural requirements of Section 9-601 et seq. of the NYUCC relating to the exercise of remedies by a lender.

With regard to our opinion in paragraph 5 below, we have relied solely upon (i) the written agreements, contracts, undertakings, indentures or instruments (the “Reviewed Agreements”) that are listed on Schedule 1, and (ii) an examination of the Reviewed Agreements in the form provided to us by the Company. We have made no further investigation. Further, with regard to our opinion in paragraph 5 below concerning the Reviewed Agreements, we express no opinion as to (i) financial covenants or similar provisions therein requiring financial calculations or determinations to ascertain compliance, (ii) provisions therein relating to the occurrence of a “material adverse event” or words of similar import, or (iii) any statement or writing that may constitute parol evidence bearing on interpretation or construction. We have assumed that each Reviewed Agreement is to be interpreted in accordance with the plain meaning of the language set forth therein.

Our opinion in paragraphs 7 and 8 below, regarding the creation and perfection of security interests, is subject to our assumptions that (i) the applicable collateral exists, (ii) the Company has rights in or title to the collateral in which it has granted a security interest (and we do not express any opinion herein as to any of such rights or title and we note that pursuant to the Dyax RIAA and the Pfizer RIAA the Company has sold, assigned, transferred and conveyed all of its rights, title and interest in, to and under the Assigned Rights), and (iii) the Company has received “value” (as defined in Section 1-201(44) of the NYUCC and for purposes of NYUCC Section 9-203(b)(1)) in exchange for granting a security interest in the collateral. Further, with regard to our opinion in paragraphs 7 and 8 below, we express no opinion as to the accuracy or sufficiency of the description of the collateral in the Security Documents or the Financing Statements (including without limitation with respect to commercial tort claims) and no opinion as to any property or transactions excluded from coverage under or of a type not subject to Article 8 or Article 9 of the NYUCC, including, without limitation, pursuant to Section 9-109 of either the NYUCC. Furthermore, we express no opinion as to (i) any document, instrument or agreement not expressly defined as a Transaction Document in this opinion, or (ii) the creation, existence, validity, attachment, perfection, priority, or enforceability of any security interest, lien, charge or other encumbrance under any Transaction Document (other than as expressly set forth in paragraphs 3, 5, 7 and 8 below).

On the basis of the foregoing, in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions contained herein, we are of the opinion that:

HealthCare Royalty Partners II, L.P.

December 21, 2016

Page Seven

1.The Company is validly existing and in good standing under the laws of the State of Delaware, with limited liability company power to enter into the Transaction Documents to which it is a party and to perform its obligations thereunder.

2.XOMA is validly existing and in good standing under the laws of the State of Delaware, with corporate power to enter into the Transaction Documents to which it is a party and to perform its obligations thereunder.

3.The execution and delivery by each Seller Party of the Transaction Documents to which it is a party, the performance by each Seller Party of its obligations thereunder and the grant by the Company of security interests pursuant to the Security Documents (i) have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of the Company and XOMA and (ii) do not violate the Organizational Documents of the Company or XOMA.

4.The Transaction Documents have been duly executed and delivered by each Seller Party that is a party thereto. Each Transaction Document constitutes a valid and binding obligation of each Seller Party that is party thereto, enforceable against such Seller Party in accordance with its terms.

5.The execution and delivery by each Seller Party of the Transaction Documents to which it is a party, the performance by each Seller Party of its obligations thereunder as of the date hereof and the grant by the Company of the security interests pursuant to the Security Documents (i) do not violate the DGCL or the DLLCA or any New York State or federal statute or regulation that in our experience is applicable generally to parties in commercial transactions of the nature contemplated by the Transaction Documents, and (ii) subject to receipt of the Dyax Consent (in the case of the Dyax RIAA and the Dyax Assignment), do not result in a breach of or constitute a default under the express terms of and conditions of any Reviewed Agreement or any existing obligation of or restriction on any Seller Party under any order, judgment or decree by which it is bound or to which any of its properties is subject, in either case that is identified in Schedule 1 hereto.

6.All orders, consents, permits or approvals of any New York State or federal governmental authority that in our experience are applicable generally to parties in commercial transactions of the nature contemplated by the Transaction Documents and required for the execution and delivery by any Seller Party of, and performance by such Seller Party of its obligations under, the Transaction Documents as of the date hereof, have been obtained, except for filings, recordings or registrations that are required to perfect the Buyer’s security interest in property identified as Collateral under the Security Documents.

7.The provisions of the Security Documents are sufficient to create in favor of the Buyer a security interest under the NYUCC in the Company’s right, title and interest in and to the personal property Collateral (as identified and described in the Security Documents) to secure the Secured Obligations (as identified and described in the Security Documents), to the extent a security interest can be created therein under Article 9 of the NYUCC.

HealthCare Royalty Partners II, L.P.

December 21, 2016

Page Eight

8.The Financing Statements to be filed in the filing office of the Secretary of State of the State of Delaware (the “Filing Office”) are in form sufficient for filing with the Filing Office. Upon the due filing of such Financing Statements with the Filing Office, the security interest of the Buyer in the personal property Collateral identified and described in the Security Documents, to the extent also identified and described in the Financing Statements, will be perfected to the extent that a security interest in such Collateral can be perfected under Article 9 of the DEUCC by the filing of a UCC-1 financing statement in the Filing Office.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter  come to our  attention or any  changes in law that may hereafter occur.

This opinion is furnished only to you under the RIAAs and is solely for your benefit in connection with the transactions referenced in the first paragraph of this letter. This letter may not be relied upon by you for any other purpose, and is not to be made available to or relied upon by any other person, firm or entity without our prior written consent (provided, that copies of this opinion letter may be made available to but may not be relied upon by the counsel and regulators of the addressees of this letter).

HealthCare Royalty Partners II, L.P.

December 21, 2016

Page Nine

Very truly yours,

COOLEY LLP

By:

Schedule 1

Orders, Judgments, Decrees and Reviewed Agreements

1.	Amended and Restated License Agreement dated effective as of October 27, 2006 by and between XOMA (US) LLC (as successor in interest to XOMA Ireland Limited) and DYAX Corp.
2.

License Agreement, effective as of August 18, 2005, by and between Xoma (US) LLC, as successor in interest to XOMA Ireland Limited and Wyeth, a Delaware corporation, or its successor in interest or assignee.

3.	Secured Note Agreement, dated as of May 26, 2005, by and between Chiron Corporation and XOMA (US) LLC
4.	Loan Agreement dated as of December 30, 2010, by and between XOMA Ireland Limited and Les Laboratoires Servier
5.

Amendment No. 1 (Consent, Transfer, Assumption and Amendment), effective January 9, 2015, to the Loan Agreement, effective December 30, 2010, by and among XOMA (US) LLC, Les Laboratoires Servier and Institut de Recherches Servier

6.	Amendment No. 2, effective January 9, 2015, to the Loan Agreement, effective December 30, 2010, by and among XOMA (US) LLC, Les Laboratoires Servier and Institut de Recherches Servier
7.

Loan and Security Agreement, dated February 27, 2015, by and among XOMA Corporation, XOMA (US) LLC and XOMA Commercial as borrowers and Hercules Technology Growth Capital, Inc., as agent and the lenders party thereto from time to time.

8.

Consent to Transfers dated as of December 20, 2016, by and among XOMA Corporation, XOMA (US) LLC and XOMA Commercial LLC, Hercules Capital, Inc., as agent and the lenders from time to time party thereto.

9.

Amendment No. 1 to Loan and Security Agreement, dated as of December 20, 2016, by and among XOMA Corporation, XOMA (US) LLC and XOMA Commercial LLC, Hercules Capital, Inc., as agent and the lenders party thereto.

10.	Amended Secured Note Agreement, dated September 30, 2015, by and between XOMA (US) LLC and Novartis Institutes for Biomedical Research, Inc.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 t: (650) 843-5000 f: (650) 849-7400 cooley.com

Schedule 2

Financing Statements